Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 33-54064, 33-54066, 33-54096, 33-57746, 333-130167, 33-86654, 33-20801, 333-53487, 333-64714, 333-89071, 333-104412, 333-130162, 333-105930, 333-135683, 333-159908, and 333-159909 and Post-Effective Amendment No.1 to Registration Statement Nos. 33-57748 and 333-53485 on Form S-8 of our report dated March 28, 2013, related to the financial statements of Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. as of and for the year ended December 31, 2012 appearing as an exhibit to this Annual Report on Form 10-K of Layne Christensen Company and subsidiaries for the year ended January 31, 2014.

/s/ DELOITTE AUDITORES Y CONSULTORES LIMITADA

Santiago, Chile

May 1, 2014